                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                           (Amendment No. 1 - Final)*

                         Starwood Hotels & Resorts Trust
                    Starwood Hotels & Resorts Worldwide, Inc.
                                (Name of Issuer)

            Shares of Beneficial Interest, Par Value $0.01 Per Share
                Shares of Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                   855905 20 4
                                 (CUSIP Number)

                               Gordon K. Eng, Esq.
                      19191 South Vermont Avenue, Suite 420
                           Torrance, California 90502
                                 (310) 207-1477
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 23, 1998
             (Date of Event Which Requires Filing of This Statement)

                  If the Filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box [ ].




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP No.   855905 20 4                                   Page  2  of  11  Pages

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Sheikh Abdulaziz bin Ibrahim Al Ibrahim
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Saudi Arabia
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
    NUMBER OF

     SHARES          -----------------------------------------------------------
                      8     SHARED VOTING POWER
  BENEFICIALLY
                                     3,717,603
    OWNED BY         -----------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
      EACH

    REPORTING        -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
     PERSON
                                     3,717,603
      WITH
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,717,603
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   2.0%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No.   855905 20 4                                   Page  3  of  11  Pages

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Aspen Enterprises International Holdings, Ltd.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Cayman Islands
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
    NUMBER OF

     SHARES          -----------------------------------------------------------
                      8     SHARED VOTING POWER
  BENEFICIALLY
                                     3,088,372
    OWNED BY         -----------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
      EACH

    REPORTING        -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
     PERSON
                                     3,088,372
      WITH
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,088,372
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   1.7%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                   CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No.   855905 20 4                                   Page  4  of  11  Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Polestar Limited
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Cayman Islands
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
    NUMBER OF

     SHARES          -----------------------------------------------------------
                      8     SHARED VOTING POWER
  BENEFICIALLY
                                     539,535
    OWNED BY         -----------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
      EACH

    REPORTING        -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
     PERSON
                                     539,535
      WITH
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   539,535
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.3%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                   CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP No.   855905 20 4                                   Page  5  of  11  Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Moonbeam Enterprises International, Ltd.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Cayman Islands
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
    NUMBER OF

     SHARES          -----------------------------------------------------------
                      8     SHARED VOTING POWER
  BENEFICIALLY
                                     89,696
    OWNED BY         -----------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
      EACH

    REPORTING        -----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
     PERSON
                                     89,696
      WITH
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   89,696
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 0.1%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

                   CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                         AMENDMENT NO. 1 TO SCHEDULE 13D


                  This Amendment No. 1 (this "Amendment") amends the Schedule 13D originally filed with the Commission on January 26, 1998 by His Excellency the Sheikh Abdulaziz bin Ibrahim Al Ibrahim ("HES"), Aspen Enterprises International Holdings, Ltd. ("AEIH"), Polestar Limited ("PL") and Moonbeam Enterprises International, Ltd. ("MEIL"). Capitalized terms used not defined in this Amendment have the meanings ascribed to them in the Schedule 13D. This is a final amendment.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER

                  Item 5 of the initial Schedule 13D filed by the Reporting Persons is hereby amended to read in its entirety as follows:

                  In a Form 8-K dated February 24, 1998, Starwood reported that it had completed the acquisition of ITT Corporation on February 23, 1998 (the "ITT Acquisition"). In connection with the ITT Acquisition, Starwood issued additional Paired Shares to the holders of ITT common stock. The Reporting Persons have been advised by a representative of Starwood that the amount of Paired Shares outstanding as of February 28, 1998 was 187,107,584. Solely, by virtue of such increase in the number of Paired Shares outstanding, the percentages of Paired Shares owned by the Reporting Persons has decreased below 5% individually and in the aggregate, as further set below in paragraphs (a) and
(b) below.

              (a), (b) As of the date hereof, HES beneficially owned 3,717,603 Paired Shares, representing approximately 2.0% of the outstanding Paired Shares and he has shared power to vote or to dispose with respect to such Paired Shares.

              As of the date hereof, AEIH beneficially owned 3,088,372 Paired Shares, representing approximately 1.7% of the outstanding Paired Shares and it has shared power to vote or to dispose with respect to such Paired Shares.

              As of the date hereof, PL beneficially owned 539,535 Paired Shares, representing approximately 0.3% of the outstanding Paired Shares and it has shared power to vote or to dispose with respect to such Paired Shares.

              As of the date hereof, MEIL beneficially owned 89,696 Paired Shares, representing approximately less than 0.1% of the outstanding Paired Shares and it has shared power to vote or to dispose with respect to such Paired Shares.

              HES shares power to vote and dispose of the Paired Shares with each of AEIH, PL and MEIL and each of AEIH, PL and MEIL shares power to vote and to dispose of their respective Paired Shares with HES.

              None of the persons listed in Item 2 other than the Reporting Persons, to the best knowledge of the Reporting Persons, beneficially owns any Paired Shares.

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

              (c) None of the Reporting Persons and, to the best knowledge of the Reporting Persons, none of the persons listed in Item 2 except as set forth in this statement, has been party to any transaction in Paired Shares during the sixty-day period ending on February 23, 1998.

              (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any of Paired Shares that may be deemed to be beneficially owned by the Reporting Persons.

              (e) See the first paragraph of this Item 5.




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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Date:  March 10, 1998


                                   Sheikh Abdulaziz bin Ibrahim Al Ibrahim


                                   By: /s/Tarek Ayoubi
                                       -----------------------------------
                                          Name: Tarek Ayoubi
                                          Attorney-in-fact




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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 10, 1998


                                Aspen Enterprises International Holdings, Ltd.


                                By: /s/Tarek Ayoubi
                                    -----------------------------------
                                    Name: Tarek Ayoubi
                                    Attorney-in-fact




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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 10, 1998


                                       Polestar Limited


                                       By: /s/Tarek Ayoubi
                                           ----------------------------------
                                              Name: Tarek Ayoubi
                                              Attorney-in-fact






                                       10
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 10, 1998


                                       Moonbeam Enterprises International, Ltd.


                                       By: /s/Tarek Ayoubi
                                           ------------------------------------
                                              Name: Tarek Ayoubi
                                              Attorney-in-fact





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